EXHIBIT 99.1

Hanmi Announces Retirement of Joseph K. Rho as Chairman of the Board of Directors

LOS ANGELES, April 08, 2019 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC) (“Hanmi”), the holding company for Hanmi Bank (the “Bank”), today announced the retirement of Joseph K. Rho, its Chairman of the Board of Directors, effective when his term expires at the annual meeting of stockholders in May 2019. Mr. Rho has agreed to continue advising the board as Chairman Emeritus, serving as a resource to the Board for business development and strategic matters. The new Chairman will be appointed at the Company’s Organizational Meeting following the annual meeting.

Mr. Rho has served continuously as a Director of Hanmi Bank since 1984.  He served as Chairman of the Boards of Hanmi and Hanmi Bank since 2007 and previously from 1999 to 2002. Having been the President and Owner of Joseph K. Rho Insurance Agency, a Principal of J & S Investment, and a Partner at Korea Plaza LP, Mr. Rho achieved considerable success during his career.  His tenure with Hanmi was highlighted by his critical role in assisting the Bank with raising capital in 2009, 2010 and 2011.  As one of the largest individual stockholders, Mr. Rho focused on building long-term stockholder value and providing the Board with valuable insight into the concerns of investors.

“It has been an honor serving on the Board of Hanmi,” said Mr. Rho.  “Over the past 35 years, it has been my privilege to see this institution grow into a leading bank in the broader communities we now serve across nine states. With the appointment of Bonnie Lee as our next CEO, I have great confidence that the Board of Directors and Management will lead Hanmi to new heights in the years to come.”

“Hanmi and its Board of Directors would like to extend its deepest appreciation to Chairman Rho for his leadership and service to the organization,” said John J. Ahn, Vice Chairman of the Board.  “Under Chairman Rho’s guidance, Hanmi successfully emerged from the financial crisis of 2008, prudently expanded across the country and consistently achieved profitable growth. He has had an indelible impact on the Company, its employees and customers.  It has been my honor to serve alongside him over the past five years and we wish him all the best in his well-deserved retirement.”

Mr. Rho has been an active member of the community, having served as a board member of the Finance Counsel of the Los Angeles Archdiocese and a trustee of John of God Hospital. He is a graduate of the College of Commerce, Seoul National University in South Korea.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Contact:

Richard Pimentel
Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400